Exhibit 99.1
cablecom announces 2005 full year results
As compared to the year 2004:
•	2005 revenues increased by 17.3% to CHF 831.8 million

•	Operating Cash Flow (OCF)[1] grew by 8.6% to CHF 308.4 million

•	Operating loss increased to CHF 166.2 million

•	Digital TV, Broadband Internet and Telephony RGUs increased by 39%

•	Cablecom Holdings AG, the indirect parent company of Cablecom Luxembourg S.C.A. and Cablecom GmbH, were acquired by Liberty Global Switzerland, Inc., an indirect, wholly-owned subsidiary of Liberty Global, Inc. (Nasdaq: LBTYA, LBTYB, LBTYK) on October 24, 2005.
Luxembourg, 26th April 2006 — Cablecom, the largest cable-based communications provider in Switzerland, today reported results for the year ended December 31, 2005. The results have been prepared in accordance with U.S. GAAP following the company’s election to convert from its previous reporting standard under Swiss GAAP FER. However, the results do not include any purchase accounting adjustments related to Liberty Global Switzerland’s acquisition of Cablecom on October 24, 2005. Additionally, the subscriber statistics have been calculated in accordance with the methods used by Liberty Global. The full report including financials and accompanying notes will be posted to the Cablecom and Liberty Global websites under www.cablecom.lu and www.lgi.com, respectively. The highlights are as follows:
Financial highlights
(CHF in thousands except for percentages)

	Year ended December 31,
	2005	2004	%
Revenue	831,818	709,148	17.3
Operating Cash Flow (OCF)	308,449	284,120	8.6
Commenting on the results, Anton Tuijton, Chairman of the Board of Cablecom Luxembourg S.C.A. said:
“The year 2005 was marked by sustained customer growth confirming our strong position particularly in broadband Internet and fixed-line telephony services. With the launch of our mobile telephony service in December 2005, Cablecom has become the first Swiss company to offer quadruple play products in television, broadband Internet, fixed-line and mobile telephony from a single source. In addition, we have continued to profitably grow Business Solutions and have solidified our voice services capabilities with our acquisition of a leading-edge business-to-business voice and data communication provider.

[1]	Please see page 4 for an explanation of Operating Cash Flow and a reconciliation to operating income.

On October 24, 2005, Cablecom was acquired by a subsidiary of Liberty Global. Liberty Global offers advanced video, voice and Internet access services over state-of-the-art broadband communications networks. At December 31, 2005 Liberty Global served approximately 15 million customers in 19 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and chellomedia in Europe.”
Operating highlights

	Year ended December 31,
	2005	2004
RGUs[2]
Television	1,517,200	1,495,500
Analog cable television[3]	1,410,900	1,411,500
Digital cable television[4]	106,300	84,000
Broadband Internet[5]	340,500	268,900
Telephony[6]	186,200	103,000
Total RGUs	2,043,900	1,867,400
Financial and Operating Results as compared to the same period last year
Subscriber growth: As expected, the subscribers of our analog cable television services remained stable at approximately 1.4 million in the year 2005, while the subscribers to digital cable television services increased by 22,300, or 27%, to 106,300. Broadband Internet subscribers increased by 71,600, or 27%, to 340,500 and telephony subscribers increased by 83,100, or 81%, to 186,200.

[2]	The subscriber statistics have been calculated in accordance with the methods used by Liberty Global. Previously the subscriber statistics were presented in accordance with Cablecom’s policy. The changes in the methodology mainly affect the number of RGUs in our analog and digital cable television services. Consistent with Liberty Global’s single count methodology, a digital cable television subscriber is no longer counted as both an analog and a digital cable television RGU, but as a single digital cable television RGU. As a consequence the number of analog cable television RGUs will be lower than Cablecom’s previous reporting by approximately the number of reported digital cable television RGUs. Furthermore, customers that purchased a set-top box but do not generate recurring revenue for digital cable television are no longer counted as a digital cable television RGU.

Revenue Generating Unit (RGU) is separately an analog cable television subscriber, digital cable television subscriber, broadband Internet subscriber or telephony subscriber. A home may contain one or more RGUs. For example, a subscriber to our digital cable television service, broadband Internet service and telephony service would constitute three RGUs. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. Digital cable television, broadband Internet and telephony RGUs include partner network subscribers.

[3]	Analog cable television subscriber is comprised of analog cable television customers that are counted on a per connection basis. An analog cable television subscriber is not counted as a digital cable television subscriber. An analog cable television subscriber who also has digital cable television service is counted as a digital television RGU.

[4]	Digital cable television subscriber is a customer with one or more digital converter boxes that receives our digital cable television service. We count a subscriber with one or more digital converter boxes that receives our digital cable television service as just one subscriber. A digital cable television subscriber is not counted as an analog cable television subscriber. The amount includes 25,000 digital cable television subscribers serviced over partner networks, but for which we have the direct customer billing relationship.

[5]	Broadband Internet subscriber is a home or commercial unit or equivalent bulk unit (EBU) with one or more cable modems connected to our broadband networks, where a customer has requested and is receiving high-speed Internet access services. The amount includes 35,800 broadband Internet subscribers serviced over partner networks, but for which we have the direct customer billing relationship.

[6]	Telephony subscriber is a home or commercial unit or EBU connected to our networks, where a customer has requested and is receiving voice services. Telephone subscribers as of December 31, 2005, exclude an aggregate of 958 mobile telephone subscribers. The amount includes 19,300 telephony subscribers serviced over partner networks, but for which we have the direct customer billing relationship.

Revenues: Revenues increased by CHF 122.7 million, or 17.3%, from CHF 709.1 million in 2004 to CHF 831.8 million in the year 2005. The increase in revenues was primarily driven by the increased number of broadband Internet and telephony subscribers as well as the acquisition of Unified Business Solutions. Our cable television business (including analog and digital cable television services) generated CHF 458.1 million, or 55% of our consolidated revenues. Our residential Internet (including dial up and broadband Internet services) and telephony businesses generated CHF 173.8 million and CHF 103.9 million, respectively, or 21% and 12% respectively of our consolidated revenues for the year. Revenues by Business Solutions and Partner Group were CHF 46.4 million and CHF 49.7 million; together compromising about 12% of our consolidated revenues.
Operating Cash Flow (OCF): OCF for the year 2005 was CHF 308.4 million or 8.6% higher than for the year 2004. The OCF includes charges pushed down from Liberty Global and Glacier Holding S.C.A. and certain other non-recurring items. Changes in the accounting for deferred revenue that were implemented in connection with the adoption of U.S. GAAP have resulted in lower OCF, as compared to the OCF that would have been computed under Swiss GAAP.
Capital Expenditures
Capital expenditure in the year 2005 increased to CHF 248.1 million from CHF 195.5 million in the year 2004. The increase in capital expenditures is mainly related to our subscriber growth and generally increasing capacity requirements that accompany subscriber growth.
Available Liquidity
Cash and cash equivalents were CHF 123.7 million as of December 31, 2005, as compared to CHF 64.0 million as of December 31, 2004. In addition, a CHF 150.0 million revolving credit facility remains undrawn.
About cablecom
Cablecom is Switzerland’s largest cable network operator, offering its customers quadruple-play products in cable television, broadband Internet, mobile and fixed-line telephone services. Cablecom also supplies voice, data and value-added services for business customers. In addition, cablecom provides cable network companies with plant engineering and construction, as well as application and transmission services for television, telephone and Internet. The company’s own nationwide network (one of only two in Switzerland) supplies 14 of the country’s 16 largest cities. Cablecom is a part of the UPC Broadband division and an indirect, wholly-owned subsidiary of Liberty Global Inc.
Disclaimer
This release may contain certain statements which are forward-looking and are therefore subject to material risks and uncertainties. Specific factors which may cause these uncertainties include amongst others: future changes to Cablecom’s business plan, potential fluctuations in the company’s operating results, the competitive environment, subscriber behavior patterns, regulatory risks, technological developments and other risks which are presented in the company’s filings.

Not for publication without the prior consent of the company.
For further information, please contact:
investor.relations@cablecom.lu

Operating Cash Flow Definition and Reconciliation
Operating cash flow is not a measure recognized by generally accepted accounting principles in the United States (U.S. GAAP). Operating cash flow is the primary measure used by Cablecom’s chief operating decision maker to evaluate operating performance and to decide how to allocate resources. As Cablecom uses the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding depreciation and amortization, stock-based compensation, and impairment, restructuring and other operating charges or credits). Cablecom believes operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available U.S. GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view our core operating trends. In addition, our internal decision makers believe our measure of operating cash flow is important because investors use it to compare our performance to other companies in our industry. A reconciliation of Cablecom’s operating cash flow to Cablecom’s operating loss is presented below for the year ended December 31, 2005 and 2004. You should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other U.S. GAAP measures of income.

	Year ended December 31,
	2005	2004
	(CHF in thousands)
Operating Cash Flow	308,449	284,120
Stock-based compensation	(144,033)	(23,675)
Depreciation and amortization	(324,123)	(296,475)
Restructuring costs and related charges	(12,204)	(2,089)
Net gain on disposal of long-lived assets	5,710	1,745
Operating loss	(166,201)	(36,374)